To Whom It May Concern:

I, Arun Nayar, hereby appoint Sheri H. Edison and
Steven J. Price, each and individually, my true and lawful attorney-in-fact, for and in my name, place and stead, with full power of substitution, to sign on my behalf any and all Forms 3, 4 and 5 for the submission of such forms to the Securities and Exchange Commission, and to take any and all actions necessary or advisable to file such Forms with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned has caused these presents to be executed on the 12th day of February 2015.


/s/ Arun Nayar
Arun Nayar